UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
December 13, 2005
HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49616	88-0488686

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11588 Sorrento Valley Road, Suite 17, San Diego, California	92121

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 794-8889
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.
     On December 13, 2005, Halozyme Therapeutics, Inc. (“Halozyme”) entered into an additional Placement Agent Agreement with SG Cowen & Co., LLC, Rodman & Renshaw, LLC and Roth Capital Partners, LLC, relating to a registered direct offering of 828,571 shares of Halozyme’s common stock (the “Offering”). Under the terms of the transaction, Halozyme will sell the common stock at $1.75 per share to an institutional investor for gross proceeds of approximately $1.45 million. The closing of the Offering is expected to take place on December 16, 2005, subject to the satisfaction of customary closing conditions. The Offering is in addition to the offering announced by the Company in connection with the Placement Agent Agreement that it entered into with SG Cowen & Co., LLC, Rodman & Renshaw, LLC and Roth Capital Partners, LLC, on December 12, 2005, whereby the Company had received commitments to purchase 9,171,429 shares of Common Stock, resulting in gross proceeds to the Company of approximately $16.1 million.
     The common stock will be issued pursuant to a prospectus supplement filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended, in connection with a shelf takedown from Halozyme’s registration statement on Form S-3 (333-125731), as amended, which became effective on June 17, 2005.
     The net proceeds from this offering to fund will be used for: (i) research and development activities; (ii) clinical trials; and (iii) other working capital and general corporate purposes.
     The Placement Agent Agreement is being filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The press release, dated December 13, 2005, announcing the transaction, is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

10.1	Placement Agent Agreement, dated as of December 13, 2005 between Halozyme, SG Cowen & Co., LLC, Rodman & Renshaw, LLC and Roth Capital Partners, LLC
99.1	Press release dated December 13, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halozyme Therapeutics, Inc.
December 14, 2005	By:	/s/ David A. Ramsay
David A. Ramsay
Secretary and Chief Financial Officer